PROSPECTUS SUPPLEMENT NO. 2                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004 and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED MARCH 10, 2004

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                   COMMON STOCK                      COMMON STOCK TO
                                                   BENEFICIALLY                      BE BENEFICIALLY
                                                   OWNED AS OF       COMMON STOCK      OWNED AFTER      PERCENTAGE OF
                                                    March 9,       OFFERED IN THIS         THIS          ALL COMMON
                     NAME                            2004 (1)       PROSPECTUS (1)     OFFERING (1)       STOCK (2)
                     ----                          ------------    ---------------   ----------------   -------------

Allstate Insurance Company (3)                         57,142            57,142              --                --
Allstate Life Insurance Company (3)                    78,571            78,571              --                --
Bear, Stearns & Co. Inc. (4)                          241,785           241,785              --                --
Chrysler Corporation Master Retirement Trust
    (5)                                               114,428           114,428              --                --
Credit Suisse First Boston LLC                         71,428            71,428              --                --
Delta Air Lines Master Trust - CV (5)                  25,785            25,785              --                --
Delta Pilots Disability & Survivorship Trust -
    CV (5)                                             12,571            12,571              --                --
Grace Convertible Arbitrage Fund, LTD (6)              71,428            71,428              --                --
International Truck & Engine Corporation
    Non-Contributory Retirement Plan Trust (5)         13,642            13,642              --                --
International Truck & Engine Corporation
    Retirement Plan for Salaried Employees
    Trust (5)                                          14,714            14,714              --                --
International Truck & Engine Corporation
    Retiree Health Benefit Trust (5)                    3,928             3,928              --                --
MFS Total Return Fund A Series of Series Trust V       49,999            49,999              --                --
Motion Picture Industry Health Plan - Active (5)        6,142             6,142              --                --
Motion Picture Industry Health Plan - Retiree (5)       4,857             4,857              --                --
OCM Convertible Trust (5)                              50,285            50,285
OCM Global Convertible Securities Fund (5)              2,785             2,785              --                --
Quattro Fund Ltd.                                      59,999            59,999              --                --
Quattro Multistrategy Masterfund L.P.                  12,857            12,875              --                --
Qwest Occupational Health Trust (5)                     6,214             6,214              --                --
State Employees' Retirement Fund of the State
    of Delaware (5)                                    29,428            29,428              --                --
UnumProvident Corporation (5)                           9,357             9,357              --                --
Vanguard Convertible Securities Fund, Inc. (5)        340,071           340,071              --                --
White River Securities L.L.C. (4)                     241,785           241,785              --                --
Zurich Institutional Benchmarks Management Fund        12,857            12,857              --                --

                                      TOTAL (7)     6,160,708         6,160,708              --                --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of March 9, 2004, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of March 9, 2004 and assuming all the Notes beneficially owned by such selling stockholder as of March 9, 2004, have been converted.

3. We have been advised that these companies are subsidiaries of The Allstate Corporation.

4. We have been advised that Messrs. Yan Erlikh and David Liebowitz may be deemed the beneficial owners of these shares by virtue of their voting control and investment discretion with respect to these shares.

5. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

6. We have been advised that Bradford Whitmore and Michael Brailov may be deemed the beneficial owners of these shares by virtue of their voting control of Grace Brothers Management, LLC, which has voting control and investment discretion with respect to these shares.

7. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.